Exhibit 1.A. (5)(b2)

FLEXIBLE PREMIUM JOINT AND LAST SURVIVOR

PARTIAL WITHDRAWAL RIDER

	Tandem Insurance Group, Inc.	Chicago, Illinois

Flexible Premium joint and Last Survivor Partial Withdrawal Rider

This rider gives the owner the right to make partial withdrawals during the period shown in Policy Schedule 2 subject to the requirements below.

Requirements for Each Partial Withdrawal

Each partial withdrawal is subject to the following requirements:

•   The minimum and maximum amount of a partial withdrawal and the frequency at which withdrawals are permitted are shown in Policy Schedule 2.

•   The amount of a partial withdrawal may not exceed the loan value as of the effective date of a partial withdrawal, less any existing policy debt as of such date.

•   A partial withdrawal may not be repaid.

Requesting A Partial Withdrawal	The request for a partial withdrawal must be in a form satisfactory to us. The effective date of the withdrawal will be the date the request is received at our Service Center.

Effect of A Partial Withdrawal on Total Investment Base, Net Cash Surrender Value and Death Benefit

As of the effective date of a partial withdrawal:

•   The total investment base, net cash surrender value and fixed base of this policy will be reduced by the partial withdrawal.

•   The reduction in the total investment base will be allocated among the investment divisions in accordance with the owner’s instructions. If no such instructions are received by us, allocation will be among the investment divisions in proportion to the investment base in each division as of the effective date of the partial withdrawal.

•   The Variable Insurance Amount will reflect the partial withdrawal.

•   Any amounts payable under the Suicide and Limits on Our Contesting This Policy provisions of this policy will be reduced by the amount of partial withdrawals, unless the death benefit payable under this policy has already been reduced to reflect the partial withdrawal.

As of the policy processing date on or next following the effective date of a partial withdrawal the guaranteed benefits will decrease. See Effect of A Partial Withdrawal on Guaranteed Benefits.

MPWRFPLS87(5/89)	6/20/89

Effect of A Partial Withdrawal on Guaranteed Benefits

As of the policy processing date on or next following the effective date of a partial withdrawal:

(1)   We take the fixed base as of such date.

(2)   We will apply the amount in (1) as a net single premium for the Guarantee Period to reduce the face amount of this policy. See Note on Our Computations.

(3)   If the face amount in (2) is less than the greater of:

(a)   the minimum face amount for which we would then issue this policy based on the sex and attained age of each insured and underwriting class as of the policy processing date on or next following the effective date of the partial withdrawal; or

(b)   the minimum amount required to keep this policy qualified as life insurance under applicable tax laws,

We will set the face amount at such minimum and redetermine the Guarantee Period based on this face amount, the amount in (1) and the sex and attained age of each insured and underwriting class.

When We Will Pay The Partial Withdrawal

We’ll usually pay the amount of the partial withdrawal to the owner within 7 days after we receive a request satisfactory to us. But we may delay paying the amount of the partial withdrawal when:

•   the NYSE is closed for trading;

•   the SEC determines that a state of emergency exists; or

•   an order of the SEC permits a delay for the protection of policyowners.

Note on Our Computations	Our computations will be based on the interest rate shown in Policy Schedule 2 and the guaranteed maximum cost of insurance rates shown in Policy Schedule 5.

Notice	We will send the owner a notice of how the policy benefits are affected by a partial withdrawal.

This rider is part of the policy to which it’s attached.

	Secretary	President

MPWRFPLS87(5/89)	6/20/89

POLICY SCHEDULE 2

(CONTINUED)

Policy Riders, if any

Partial Withdrawal Rider

•   Withdrawals permitted once per policy year beginning policy year 16.

•   Maximum Withdrawal: 25% of premium, minus any prior withdrawals, in policy year 16; 50% in policy year 17; 75% in policy year 18; and 100% in policy years 19 and later.

•   Minimum Withdrawal: $500

SCH2	POLICY SCHEDULE 2

POLICY SCHEDULE 2

(CONTINUED)

Policy Riders, if any	Partial Withdrawal Rider • Withdrawals permitted once per policy year beginning policy year 2.

• Maximum Withdrawal: Withdrawal value is equal to 80% × (a + b) - b where: a = current net cash surrender value, and b = sum of all prior withdrawals.

• Minimum Withdrawal: $500

SCH2	POLICY SCHEDULE 2